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                                                                      EXHIBIT 12


                      ABBOTT LABORATORIES AND SUBSIDIARIES

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (Unaudited)

                            (Millions of Dollars)
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

                                                               THREE MONTHS
                                                              ENDED MARCH 31
                                                                   1994
                                                              --------------

     Net Earnings                                                $   366

     Add (deduct):
        Income taxes                                                 157
        Capitalized interest cost, net
          of amortization                                             (2)
        Minority interest                                              3
                                                                 -------

        Net earnings as adjusted                                 $   524
                                                                 -------

     Fixed Charges:
        Interest on long-term
          and short-term debt                                         11
        Capitalized interest cost                                      5
        Rental expense representative
          of an interest factor                                        6
                                                                 -------

     Total Fixed Charges                                              22
                                                                 -------

     Total adjusted earnings available
       for payment of fixed charges                              $   546
                                                                 -------
                                                                 -------

     Ratio of earnings to fixed charges                             24.8
                                                                 -------
                                                                 -------

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     NOTE:          For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.